EXHIBIT  10.35

A. Scott Trager Officer Compensation Continuation Agreement

MODIFICATION TO

REPUBLIC BANCORP, INC.

REPUBLIC BANK & TRUST COMPANY

OFFICER COMPENSATION CONTINUATION AGREEMENT

FOR IRC SECTION 409A

THIS MODIFICATION to the Officer Compensation Continuation Agreement dated as of the 12th day of January, 1995 (“Agreement”) by and between REPUBLIC BANCORP, INC. (“Company”), REPUBLIC BANK & TRUST COMPANY (“Bank”) and A. SCOTT TRAGER (“Executive”) revises the Agreement so as to conform to section 409A of the Internal Revenue Code of 1986, as amended. The parties agree to modify the Agreement as follows:

Effective January 1, 2005, the introductory paragraph (and only the introductory paragraph) of Section 3.4 of the Agreement is hereby deleted and the following inserted in lieu thereof:

3.4           Compensation Upon Termination. If during a Contract Period the Executive’s employment shall be terminated by the Bank other than pursuant to death or for Cause, or if the Executive shall terminate his employment for Good Reason, then the Company shall continue to pay, or the Company shall cause the Bank to continue to pay, for the remainder of the Contract Period, the Executive’s Compensation in the same manner as if employment had not terminated; provided, however, that if the Executive is a “key employee” within the meaning of Section 416(i) (but without regard to Section 416(i)(5)) of the Internal Revenue Code of 1986, as amended, at any time during the calendar year in which occurs the Executive’s separation from service from the Bank (and the Company), and stock of the Company is publicly traded on an established securities market or otherwise as of the date of the Executive’s separation from service from the Bank (and the Company), such payments to the Executive shall not commence earlier than six months following the date of the Executive’s separation from service from the Bank (and the Company). In the event of such delay, the initial payment to the Executive shall include amounts that previously would have been paid to the Executive under this Section 3.4, but for the delay on account of the Executive’s status as a “key employee.”

Except as specifically modified above, the Agreement shall remain unchanged and, as modified herein, shall continue in full force and effect. This Modification shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. The validity, interpretation, construction and performance of this Modification shall be governed by the laws of the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the Company and the Bank, by their duly authorized officers, and the Executive have caused this Modification to the Agreement to be executed this 15th day of February, 2006, but to be effective as of January 1, 2005.

REPUBLIC BANCORP, INC.

By:	/s/ Michael A. Ringswald

Title:	SVP and Secretary

REPUBLIC BANK & TRUST COMPANY

By:	/s/ Michael A. Ringswald

Title:	SVP and Secretary

/s/ A. Scott Trager
A. SCOTT TRAGER